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                                                                    EXHIBIT 12.3


                                      PACCAR Inc

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO SEC REPORTING REQUIREMENTS
                                (Thousands of Dollars)


                                                 Three Months Ended
                                                       March 31

                                                  1997          1996
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FIXED CHARGES
  Interest expense
    PACCAR Inc and subsidiaries (1)           $  35,318        $32,809
Portion of rentals deemed interest                1,526          1,471
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   TOTAL FIXED CHARGES                        $  36,844        $34,280
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EARNINGS
  Income before taxes -
    PACCAR Inc and subsidiaries               $  88,690        $55,891
Fixed charges                                    36,844         34,280
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EARNINGS AS DEFINED                           $ 125,534        $90,171
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RATIO OF EARNINGS TO FIXED CHARGES                3.41X          2.63X
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(1) Exclusive of interest, if any, paid to PACCAR Inc


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